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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------


                                   Form 8-K

                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                Date of report  (Date of earliest event reported)
                August 17, 1999         (June 3, 1999)


                                RCN CORPORATION
            (Exact Name of Registrant as Specified in its Charter)


        Delaware                   0-22825               22-3498533
(State of incorporation    (Commission File Number)   (I.R.S. Employer
 or organization                                       Identification No.)


                              105 Carnegie Center
                           Princeton, NJ  08540-6215
   (Address, including zip code of Registrant's principal executive offices)

      Registrant's telephone number, including area code: (609) 734-3700

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Item 5:  Other Matters

In June 1999, the Company and certain of its subsidiaries together, ( the "Borrowers") entered into a $1,000,000 Senior Secured Credit Facility (the "Credit Facility") with the Chase Manhattan Bank and certain other lenders. The collateralized facilities are comprised of a $250,000 seven-year revolving credit facility (the "Revolver"), a $250,000 seven-year multi-draw term loan facility (the "Term Loan A") and a $500,000 eight-year term loan facility (the "Term Loan B"). All three facilities are governed by a single credit agreement dated as of June 3, 1999 (the "Credit Agreement").

The Revolver may be borrowed and repaid from time to time. At June 30, 1999 there were no outstanding loans under the Revolver. Up to $150,000 of the Revolver may be used to fund working capital needs and for general corporate purposes. The remaining $100,000 of the Revolver as well as the term loans may be used solely to finance telecommunications assets. The amount of the commitments under the Revolver automatically reduces to $175,000 on June 3, 2005 and the remaining commitments are reduced quarterly in equal installments through to maturity at June 3, 2006. The Revolver can also be utilized for letters of credit up to a maximum of $15,000. As of June 30, 1999 approximately $7,000 in the form of letters of credit had been drawn under the Revolver.

The Term Loan A is available for drawing amounts until December 3, 2001, at which time any undrawn commitments expire. At June 30, 1999 there were no outstanding loans under the Term Loan A. Any outstanding borrowings under the Term Loan A at September 3, 2002 will be repaid in quarterly installments based on percentage increments of the Term Loan A that start at 3.75% per quarter on September 3, 2002 and increase in steps to a maximum of 10% per quarter on September 3, 2005 through to maturity at June 3, 2006.

As of June 30, 1999, $500,000 of the Term Loan B was outstanding. The Term Loan B was fully drawn at closing. Amortization of the Term Loan B starts on September 3, 2002 with quarterly installments of $1,000 per quarter until September 3, 2006 when the quarterly installments increase to $121,000 per quarter through to maturity at June 3, 2007.

The interest rate on the Credit Facility is, at the election of the Borrowers, based on either a LIBOR or an alternate base rate option. For the Revolver or Term Loan A borrowing, the interest rate will be LIBOR plus a spread of up to 300 basis points or the base rate plus a spread of 200 basis points, depending upon whether the Company's EBITDA has become positive and thereafter upon the ratio of debt to EBITDA. In the case of the Revolver and the Term Loan A, a fee of 125 basis points on the unused commitment accrues until the Company's EBITDA has become positive and thereafter at up to 125 basis points depending upon the Company's utilization of the commitments.
For all Term Loan B borrowings the interest includes a spread that is fixed at 350 basis points over the LIBOR or 250 basis points over the alternate base rate.

The Credit Agreement contains conditions precedent to borrowing, events of default (including change of control) and covenants customary for facilities of this nature, including financial covenants and covenants limiting debt, liens, investments, consolidation, mergers, acquisitions, asset sales, sale and leaseback transactions, payments of dividends and other distributions, making of capital expenditures and transactions with affiliates. In addition, the Borrowers are subject to a prohibition on granting pledges, as well as entering into certain other restrictive agreements, and subject to certain exemptions and reinvestment rights; the Borrowers must apply 50% of excess cash flow for each fiscal year commencing with the fiscal year ending on December 31, 2003 and certain cash proceeds realized from certain asset sales, certain payments under insurance policies and certain incurrences of additional debt to repay the Credit Facility.

The Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries.

Prepayments of the eight-year term loan require payment of a fee of 2% of the amount of such prepayment if made on or prior to June 3, 2000 and 1% of such prepayment if made thereafter but on or prior to June 3, 2001.

The foregoing summary of certain provisions of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Credit Agreement.
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                RCN Corporation
Date: August 17, 1999

                                                /s/ Bruce C. Godfrey
                                                ----------------------------
                                                Bruce C. Godfrey
                                                Executive Vice President and
                                                Chief Financial Officer
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Item 7.  Exhibits

         (c) Exhibits

         Exhibit 10 Credit Agreement, dated as of June 3, 1999, among RCN Corporation, The Borrowers named therein, The Lenders Party thereto and The Chase Manhattan Bank as Agent.